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                                                              EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
General Growth Properties, Inc.:

We consent to the incorporation by reference in this Registration Statement, relating to the General Growth Properties, Inc. 2003 Incentive Stock Plan, on Form S-8 of General Growth Properties, Inc. of our report dated January 31, 2003, with respect to the consolidated balance sheets of GGP/Homart, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended, and our report dated January 31, 2003, with respect to the consolidated balance sheets of GGP/Homart II L.L.C. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, members' capital and cash flows for the years then ended, which reports appear in the December 31, 2002 annual report on Form 10-K of General Growth Properties, Inc.

Our reports refer to a change in the method of accounting for intangible assets in 2002 and a change in the method of accounting for derivative instruments and hedging activities in 2001.


/s/ KPMG LLP

Chicago, Illinois
June 5, 2003